Exhibit 3.47

State of Delaware Secretary of State Division of Corporations Delivered 01:55 PM 10/18/2004 FILED 01:37 PM 10/18/2004 SRV 040749630 - 3868786 FILE

CERTIFICATE OF FORMATION

OF

GCP Funding Company, LLC

1.                          The name of the limited liability company is GCP Funding Company, LLC.

2.                          The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.                          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GCP Funding Company, LLC this 18th day of October, 2004.

/s/ Kenneth E. Young
Kenneth E. Young
Authorized Person